Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact: Aaron Finch 301-548-2900 AFinch@HealthExtras.com

HEALTHEXTRAS REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS

- - -

Quarterly and Annual Results Exceed Consensus for Revenues, Operating Income and Net Income;

Company Revenues Exceed $100 Million and Net Income Increases to $3.4 Million for the Quarter

ROCKVILLE, MD, January 28, 2004—HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the year and fourth quarter ended December 31, 2003.

Fourth Quarter Highlights

■	Net income was $3.4 million or $.10 per share ($.09 fully diluted), a 151% increase over comparable after-tax fourth quarter 2002 earnings of $1.4 million or $.04 per share. For comparison purposes, 2002 results have been adjusted to eliminate non-recurring charges and income tax benefits (See Income Statement Reconciliation Schedule).

■	Revenues totaled $103.2 million, a 38% increase over fourth quarter 2002 revenues of $74.6 million.

■	Over 2.3 million prescriptions were processed during the quarter and total earnings before interest, taxes, depreciation, and amortization (EBITDA) were $6.0 million.

2003 Highlights

■	Net income for 2003 was $10.3 million or $.32 per share ($.30 fully diluted). On a comparable basis this represents a 189% increase over the $3.6 million earned in 2002.

■	Revenues for 2003 totaled $384.1 million, a 55% increase over 2002 revenues of $248.4 million.

■	Operating income was $17.0 million and EBITDA was $19.3 million for the year.

“We continue to be pleased with the Company’s financial performance,” said David T. Blair, Chief Executive Officer of HealthExtras. “The quarter’s financial performance reflects the completion of a year in which we met both our growth and profitability objectives. In addition to the strong financial results, during the quarter we were able to successfully implement our new business additions and increase the visibility of our financial performance for 2004.”

Operating income for the three months ended December 31, 2003 increased to $5.4 million, a greater than 130% increase over the $2.3 million from the same period in 2002. The financial results were consistent with management’s expectations, and the Company confirmed that it is well positioned to meet or exceed its previously stated 2004 financial guidance of approximately $440 to $470 million in revenues and earnings of $.41 to $.43 per share.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over two million members and the Company’s clients include managed care organizations, large employer groups, unions, government agencies and individual consumers.

The Company’s integrated pharmacy benefit management services include: claims processing, mail order services, benefit design consultation, drug utilization review, formulary management and drug data analysis services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

- more -

Financial Information Follows:

HealthExtras, Inc.

Balance Sheet Information

(In thousands)

Assets

December 31, 2003
Current assets:
Cash and cash equivalents	$28,877
Accounts receivable	51,670
Deferred tax assets	1,225
Deferred charges:
Direct	1,335
Marketing and promotion	500
Other current assets	1,447

Total current assets	85,054
Fixed assets, net	2,848
Intangible assets	14,324
Goodwill	37,764
Restricted cash	1,000
Other assets	778

Total assets	$141,768

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$50,863
Accrued expenses and other current liabilities	2,699
Deferred revenue	4,717

Total current liabilities	58,279
Deferred tax liabilities	2,511
Notes payable	10,000

Total liabilities	70,790

Stockholders’ equity:
Common stock	326
Additional paid-in capital	71,577
Retained deficit	(925)

Total stockholders’ equity	70,978

Total liabilities and stockholders’ equity	$141,768

- more -

Income Statement

(In thousands, except per share data)

	For the quarter ended December 31, 2002	For the quarter ended December 31, 2003

Revenue	$74,600	$103,241

Direct expenses	65,449	90,969
Disposal of fixed assets	2,564	—
Selling, general & administrative	6,886	6,875

Total operating expenses	74,899	97,844

Operating income (loss)	(299)	5,397
Interest income (expense), net	(55)	(81)

Income (loss) before taxes	(354)	5,316
Tax (credit) provision	(10,205)	1,915

Net income	$9,851	$3,401

EPS—basic	$0.30	$0.10
EPS—diluted	$0.30	$0.09
Income Statement Reconciliation Schedule
Net income	$9,851	$3,401
Excluded non-cash and other charges:
Tax credit, including fourth quarter provision	(11,059)	—
Disposal of fixed assets	2,564	—

Adjusted net income	$1,356	$3,401

EPS—basic	$0.04	$0.10
EPS—diluted	$0.04	$0.09
Weighted average common shares, basic	32,302	32,578
Weighted average common shares, diluted	32,484	36,269

- more -

Income Statement

(In thousands, except per share data)

	For the year ended December 31, 2002	For the year ended December 31, 2003

Revenue	$248,407	$384,094

Direct expenses	209,523	341,201
Disposal of fixed assets	2,564	—
Selling, general & administrative	32,920	25,865

Total operating expenses	245,007	367,066

Operating income	3,400	17,028
Interest income (expense), net	(82)	(443)

Income before taxes	3,318	16,585
Tax (credit) provision	(10,205)	6,268
Minority interest	(45)	—

Net income	$13,478	$10,317

EPS—basic	$0.42	$0.32
EPS—diluted	$0.42	$0.30
Income Statement Reconciliation Schedule
Net income	$13,478	$10,317
Excluded non-cash and other charges:
Tax credit, including current provision	(12,477)	—
Disposal of fixed assets	2,564	—

Adjusted net income	$3,565	$10,317

EPS—basic	$0.11	$0.32
EPS—diluted	$0.11	$0.30
Weighted average common shares, basic	32,234	32,447
Weighted average common shares, diluted	32,420	34,454

###